Filed Pursuant to Rule 424(b)(3)
        Registration No. 333-255557

BROOKFIELD REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 7 DATED DECEMBER 15, 2022
TO THE PROSPECTUS DATED JULY 13, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Brookfield Real Estate Income Trust Inc., dated July 13, 2022 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:
•to provide updates on our investment portfolio;
•to disclose information about our property valuation assumption methodology;
•to disclose the transaction price for each class of our common stock sold in this public offering (the “Offering”) as of January 1, 2023;
•to disclose the calculation of our November 30, 2022 net asset value (“NAV”) per share for all share classes;
•to provide an update on the status of our Offering;
•to disclose updates to our suitability standards; and
•to update our form of subscription agreement.
Investment Portfolio Updates
As of November 30, 2022, the year-to-date total return for Class I shares was 14.47%.1
As of November 30, 2022, our portfolio consisted of 83% real estate properties, 14% real estate-related loans and securities, and the remainder in cash and cash equivalents. As of November 30, 2022, our real estate-related loans and securities consisted of 79 investments with an aggregate fair value of approximately $334 million. Our real estate properties consisted of multifamily (56%), net lease (26%), single-family rental (7%), office (6%) and logistics (5%).
Property Valuation Assumption Methodology
Investment properties in our portfolio are appraised on a recurring monthly basis by our independent valuation advisor. While we provide our independent valuation advisor with updated property-level operating statements and other key performance indicators (e.g., occupancy, lease terms, etc.) each month, the independent valuation adviser determines and applies discount rates and exit cap rates — the two most commonly utilized metrics applied in the discounted cash flow methodology to estimate private property values — as well as growth rate assumptions when valuing each of our real estate properties. The independent valuation advisor is widely recognized as an industry leader in private real estate appraisals and has robust access to both quantitative and qualitative market data and analysis. We believe that the independent valuation adviser’s methodology is systematic and meticulous, and takes into consideration extensive property- and location-specific factors when determining the appropriate valuation assumptions for each of our real estate properties.
In addition, on a rolling 12-month basis, each property in our portfolio is appraised by a third-party property appraisal firm with specific knowledge and expertise within a specific sector and/or geography. These appraisals
1 As of November 30, 2022, Class S year-to-date total return was 13.21% and Class D year-to-date total return was 0.93% (Class D year-to-date return is calculated from June 1, 2022, the date on which the first Class D shares were issued). As of November 30, 2022, no Class T shares have been issued. Total return is calculated as the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any net distributions per share declared in the period.

provide for an additional third-party evaluation of our properties and are intended to further validate the values that construct the components of our NAV.
Representative Example: Our Multifamily Portfolio (56% of our Total Asset Value)
The composition of our multifamily portfolio is made up entirely of 10 unregulated, market-rate apartment buildings in 10 individual cities in the United States. These properties were hand-selected by our advisor's multifamily investment team reflective of numerous attributes including: property quality (vintage, amenities, aesthetics, etc.), resident demographics, in-place rent-to-household income ratio, proximity to strong bases of employment, neighborhood desirability and access to transportation, among other factors. These properties have experienced very strong rental growth during the majority of 2022, which has more than offset the expansion of discount and exit cap rates applied in our valuations as illustrated below. In addition, the weighted average discount and exit cap rates of our multifamily portfolio do not include and blend in any other types of rental residential properties divergent from what is described above, such as affordable housing, student housing, senior housing or manufactured housing — sub-sectors which reasonably warrant higher discount and exit cap rates.
Valuation Assumption Movement in 2022
Other than individual homes purchased in our single-family rental portfolio, the most recent of our property acquisitions was completed in April 2022 and our portfolio has remained static for the balance of the year. Since April, around the time that interest rates began to spike and sentiment within the real estate market began to soften, the applied valuation assumptions for our three most traditional property types have changed as follows on a weighted-average basis:

Property Type	Discount Rate – November 30, 2022	Exit Cap Rate – November 30, 2022	Change (basis points) – Since April 30, 2022	Change (%) – Since April 30, 2022
Multifamily	6.4%	5.1%	+20 bps / +30 bps	+3% / +6%
Logistics	6.1%	5.2%	+20 bps / +30 bps	+3% / +6%
Office	8.0%	6.8%	+30 bps / +10 bps	+4% / +2%
The softening market conditions informing these rate movements are largely reflective of significantly higher interest rates in the second half of 2022, a dearth of real estate investment and capital markets activity, and a general increase in economic and market uncertainty.
It is also worth highlighting that the majority of our investments were acquired at attractive (high) going-in cap rates (calculated as projected year-one property net operating income divided by gross purchase price) as we avoided markets where investors were paying extraordinarily low cap rates on the presumption of rapid, high and ongoing growth. We believe our strategy lead to attractive relative pricing compared to some of the transactions that occurred during the same time period in the broader market.
We stress our conviction in the value of our investment property portfolio. The discount rates and exit cap rates above are indicative of not only the quality, characteristics and locations of the properties in our portfolio, but also the going-in yields on the basis of our acquisitions.

January 1, 2023 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of January 1, 2023 (and repurchases as of December 31, 2022) is as follows:

Transaction Price (per share)
Class S	$13.5418
Class I	$13.6332
Class T	$13.6332
Class D	$13.4806
The January 1, 2023 transaction price for each of our share classes is equal to such class’s NAV per share as of November 30, 2022. A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class. The transaction price per Class T share is equal to our Class I transaction price since no Class T shares are outstanding.
November 30, 2022 NAV Per Share
NAV per share is calculated in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.BrookfieldREIT.com and is made available on our toll-free, automated telephone line at (833) 625-7348. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for important information about how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for November 30, 2022 along with the immediately preceding month.
Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, Class D, Class C and Class E shares of common stock, as well as partnership interests in the Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of November 30, 2022:

Components of NAV	November 30, 2022
Investments in real estate	$1,825,692,583
Investments in real estate-related loans and securities	333,730,914
Investments in unconsolidated entities	84,392,664
Cash and cash equivalents	66,014,430
Restricted cash	26,076,957
Other assets	26,932,548
Debt obligations	(1,056,211,078)
Accrued performance fee	(9,375,430)
Accrued stockholder servicing fees(1)	(333,612)
Management fee payable	(1,242,924)
Dividend payable	(5,134,188)
Subscriptions received in advance	(16,883,792)
Other liabilities	(29,510,046)
Non-controlling interests in joint ventures	(22,089,318)
Net asset value	$1,222,059,708
Number of shares/units outstanding	89,996,963

(1)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under accounting principles generally accepted in the United States (“GAAP”), we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of November 30, 2022, we have accrued under GAAP approximately $28.8 million of stockholder servicing fees.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of November 30, 2022:

NAV Per Share/Unit	Class S Shares	Class I Shares	Class C Shares(1)	Class E Shares(1)	Class D Shares	Class T Shares	Third-party Operating Partnership Units(2)	Total
Net asset value	$484,602,148	$567,032,589	$125,256,104	$43,695,413	$466,709	$—	$1,006,745	$1,222,059,708
Number of shares/units outstanding	35,785,647	41,592,035	9,387,833	3,124,831	34,621	—	71,996	89,996,963
NAV Per Share/Unit as of November 30, 2022	$13.5418	$13.6332	$13.3424	$13.9833	$13.4806	$—	$13.9833

(1)	Class C and Class E shares of our common stock are offered to investors pursuant to private offerings.
(2)	Includes the partnership interests of the Operating Partnership held by parties other than the Company.

As of November 30, 2022, we had not sold any Class T shares.
Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the November 30, 2022 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Multifamily	6.4%	5.1%
Net Lease	5.4%	4.8%
Office	8.0%	6.8%
Logistics	6.1%	5.2%
Single-Family Rental	6.6%	5.2%

These assumptions are determined by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remained unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Multifamily Investment Values	Net Lease Investment Values	Office Investment Values	Logistics Investment Values	Single-Family Rental Investment Values
Discount Rate	.25% Decrease	2.0%	2.5%	2.0%	2.0%	1.9%
(weighted average)	.25% Increase	(2.0)%	(2.7)%	(1.9)%	(1.9)%	(1.9)%
Exit Capitalization Rate	.25% Decrease	3.6%	4.7%	2.6%	2.6%	2.8%
(weighted average)	.25% Increase	(3.2)%	(4.1)%	(2.3)%	(2.3)%	(2.8)%

The preceding tables do not include recently acquired properties, which are held at cost in accordance with our valuation guidelines.

The following table provides a breakdown of the major components of our total NAV as of October 31, 2022:

Components of NAV	October 31, 2022
Investments in real estate	$1,852,172,858
Investments in real estate-related loans and securities	332,890,236
Investments in unconsolidated entities	82,204,029
Cash and cash equivalents	97,110,674
Restricted cash	26,376,219
Other assets	27,395,998
Debt obligations	(1,087,260,846)
Accrued performance fee	(12,705,343)
Accrued stockholder servicing fees(1)	(333,477)
Management fee payable	(1,253,999)
Dividend payable	(5,051,875)
Subscriptions received in advance	(15,932,567)
Other liabilities	(45,691,213)
Non-controlling interests in joint ventures	(22,702,251)
Net asset value	$1,227,218,443
Number of shares/units outstanding	88,233,779

(1)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares of our common stock. As of October 31, 2022, we have accrued under GAAP approximately $27.8 million of stockholder servicing fees.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of October 31, 2022:

NAV Per Share/Unit	Class S Shares	Class I Shares	Class C Shares(1)	Class E Shares(1)	Class D Shares	Class T Shares	Third-party Operating Partnership Units(2)	Total
Net asset value	$479,145,121	$576,841,125	$128,300,253	$41,475,473	$427,841	$—	$1,028,630	$1,227,218,443
Number of shares/units outstanding	34,545,023	41,310,296	9,387,833	2,888,007	30,995	—	71,625	88,233,779
NAV Per Share/Unit as of October 31, 2022	$13.8702	$13.9636	$13.6667	$14.3613	$13.8034	$—	$14.3613

(1)	Class C and Class E shares of our common stock are offered to investors pursuant to private offerings.
(2)	Includes the partnership interests of the Operating Partnership held by parties other than the Company.

As of October 31, 2022, we had not sold any Class T shares.

Status of Our Offering
We are currently offering on a continuous basis up to $7.5 billion in shares of common stock, consisting of up to $6.0 billion in shares in our primary offering and up to $1.5 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold (i) 43,725,929 shares of our common stock (consisting of 17,850,132 Class S shares, 25,839,377 Class I shares and 36,420 Class D shares; no Class T shares have been issued or sold) in our primary offering for total proceeds of $594,685,840 and (ii) 1,349,343 shares of our common stock (consisting of 809,798 Class S shares, 539,533 Class I shares and 12 Class D shares; no Class T shares had been issued or sold as of the applicable date) pursuant to our distribution reinvestment plan for a total value of $18,116,388. We intend to continue selling shares in the Offering on a monthly basis.

Suitability Standards
The “Suitability Standards” section on page ii of the prospectus is updated to remove the suitability standard for Texas investors.

Form of Subscription Agreement
The Form of Subscription Agreement included in Appendix C of the Prospectus is amended and replaced with the Form of Subscription Agreement attached to this Supplement as Exhibit A.

EXHIBIT A

**EXHIBIT A: FORM OF SUBSCRIPTION AGREEMENT**

Brookfield

## Subscription Agreement for Shares of Brookfield Real Estate Income Trust Inc.

## 1. Your Investment

Investment Amount $ ____________

' Initial Purchase

' Subsequent Purchase

**Investment Method**

' By mail — Attach a check to this agreement. Make all checks payable to: BROOKFIELD REAL ESTATE INCOME TRUST INC.

' By wire — Name: DST as Agent for Brookfield Real Estate Income Trust Inc.

Bank Name: [ ]

ABA: [ ]

DDA: [ ]

' Broker-dealer/Financial advisor

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third-party checks, or travelers checks are not accepted.*

**SHARE CLASS SELECTION *(required)***

' **Share Class T *(minimum investment $2,500; minimum subsequent investment $500)***

' **Share Class S *(minimum investment $2,500; minimum subsequent investment $500)***

' **Share Class D *(minimum investment $2,500); minimum subsequent investment $500; available for eligible investors as disclosed in the prospectus)***

' **Share Class I *(minimum investment $1,000,000 (unless waived); minimum subsequent investment $500; available for eligible investors as disclosed in the prospectus)***

If you are an Brookfield Employee, Officer, Director, or Affiliate, select one below (required)

' Brookfield Employee ' Brookfield Officer or Director ' Brookfield Affiliate ' Not Applicable

SAMPLE

## 2. Ownership Type *(Select only one)*

| *Non-Custodial Account Type* | *Third-Party Custodial Account Type* |
|---|---|
| BROKERAGE ACCOUNT NUMBER ____________ | CUSTODIAN ACCOUNT NUMBER ____________ |
| ' INDIVIDUAL OR JOINT TENANT WITH RIGHTS OF SURVIVORSHIP | ' IRA |
| ' TRANSFER ON DEATH *(Optional Designation. Not Available for Louisiana Residents. See Section 3C.)* | ' ROTH IRA |
| ' TENANTS IN COMMON | ' SEP IRA |
| ' COMMUNITY PROPERTY | ' SIMPLE IRA |
| | ' OTHER ____________ |
| | CUSTODIAN INFORMATION *(To BE COMPLETED BY CUSTODIAN)* |
| ' UNIFORM GIFT/TRANSFER TO MINORS STATE OF ____________ | CUSTODIAN NAME ____________ |
| ' PENSION PLAN *(Include Certification of Investment Powers Form)* | CUSTODIAN TAX ID # ____________ |
| ' TRUST *(Include Certification of Investment Powers Form)* | CUSTODIAN PHONE # ____________ |
| ' CORPORATION / PARTNERSHIP / OTHER *(Corporate Resolution or Partnership Agreement Required)* | |

C-1

**Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other**
*(Trustee(s) and/or authorized signatory(s) information **MUST** be provided in Sections 3A and 3B)*

| Entity Name | Tax ID Number | Date of Trust: | **Exemptions** *(See Form W-9 instructions at www.irs.gov)* |
|---|---|---|---|

Entity Type *(Select one. **Required**)*

' Retirement Plan ' Trust ' S-Corp ' C-Corp ' LLC ' Partnership

Exempt payee code *(if any)*____________

' Other __________________

Jurisdiction (if Non-U.S.)________________
*(Attach a completed applicable Form W-8)*

Exemption from FATCA reporting code *(if any)*__________________

## 3. Investor Information

**A. Investor Name** *(Investor/Trustee/Executor/Authorized Signatory Information)*
*(Residential street address **MUST** be provided. See Section 4 if mailing address is different than residential street address.)*

| First Name | (MI) | Last Name | | Gender |
|---|---|---|---|---|
| Social Security Number/Tax ID | | Date of Birth (MM/DD/YYYY) | | Daytime Phone Number |
| Residential Street Address | | City | State | Zip Code |
| Email Address | | | | |

SAMPLE

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

' Resident Alien ' Non-Resident Alien *(Attach a completed Form W-8BEN, Rev. July 2017)* Country of Citizenship ____________

If you are an Brookfield Employee, Officer, Director or Affiliate, Select One below ***(required)***

' Brookfield Employee ' Brookfield Officer or Director ' Brookfield Affiliate

**B. Co-Investor Name** *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

| First Name | (MI) | Last Name | | Gender |
|---|---|---|---|---|
| Social Security Number/Tax ID | | Date of Birth (MM/DD/YYYY) | | Daytime Phone Number |
| Residential Street Address | | City | State | Zip Code |
| Email Address | | | | |

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

' Resident Alien ' Non-Resident Alien *(Attach a completed Form W-8BEN, Rev. July 2017)* Country of Citizenship

If you are an Brookfield Employee, Officer, Director or Affiliate, Select One below ***(required)***

__ Brookfield Employee __ Brookfield Officer or Director __ Brookfield Affiliate

C-2

C-3 C. Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.) First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ‘ Primary ‘ Secondary% First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ‘ Primary ‘ Secondary% First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ‘ Primary ‘ Secondary% First Name (MI) Last Name SSN Date of Birth (MM/DD/YYYY) ‘ Primary ‘ Secondary% 4. Contact Information (If different than provided in Section 3A) Email Address Mailing Address City State Zip Code 5. Select How You Want to Receive Your Distributions (Select only one) IF YOU ARE NOT AN ALABAMA, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, TEXAS, VERMONT OR WASHINGTON INVESTOR, YOU ARE AUTOMATICALLY ENROLLED IN OUR DISTRIBUTION REINVESTMENT PLAN. If you do not wish to be enrolled in the Distribution Reinvestment Plan, initial this box and complete the information below: ‘ Initials Initial this box ONLY if you do NOT wish to enroll in the Distribution Reinvestment Plan and you instead elect to receive cash distributions. IF YOU ARE AN ALABAMA, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, TEXAS, VERMONT OR WASHINGTON INVESTOR, YOU MAY ELECT TO ENROLL IN OUR DISTRIBUTION REINVESTMENT PLAN. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you wish to enroll in the Distribution Reinvestment Plan, initial this box*: ‘ Initials If you do not wish to enroll in the Distribution Reinvestment Plan, complete the information below. For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian. A. ‘ Cash/Check Mailed to the address set forth above (Available for Non-Custodial Investors only.) B. ‘ Cash/Check Mailed to Third Party/Custodian Name/Entity Name/Financial Institution Mailing Address City State Zip Code Account Number (Required) C. ‘ Cash/Direct Deposit - Attach a pre-printed voided check. (Non-Custodian Investors Only) I authorize Brookfield Real Estate Income Trust Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Brookfield Real Estate Income Trust Inc. in writing to cancel it. In the event that Brookfield Real Estate Income Trust Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. Financial Institution Name Mailing Address City State Your Bank’s ABA Routing Number Your Bank Account Number ATTACH A PRE-PRINTED VOIDED CHECK * A participant may terminate participation in the Distribution Reinvestment Plan at any time, without penalty, by delivering 10 days’ prior written notice to Brookfield Real Estate Income Trust Inc. This notice must be received by Brookfield Real Estate Income Trust Inc. prior to the last day of a month in order for a participant’s termination to be effective for such month. Upon termination, future distributions will be distributed in cash.

C-4 6. Broker-Dealer/Financial Advisor Information (Required Information. All fields must be completed.) The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor’s legal residence. Broker-Dealer Financial Advisor Name Advisor Mailing Address City State Zip Code Financial Advisor Number Branch Number Telephone Number E-mail Address Fax Number Note that unless previously agreed to in writing by Brookfield Real Estate Income Trust Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed. The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and all related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, including Regulation Best Interest, as applicable, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program. If you do not have another broker-dealer or other financial intermediary introducing you to Brookfield Real Estate Income Trust Inc., then Brookfield Oaktree Wealth Solutions LLC (the “Dealer Manager”) may be deemed to act as your broker of record in connection with any investment in Brookfield Real Estate Income Trust Inc. The Dealer Manager is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If the Dealer Manager is your broker-dealer of record, then your Shares will be held in your name on the books of Brookfield Real Estate Income Trust Inc. The Dealer Manager will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker-dealer or other financial intermediary. X X Financial Advisor Signature Date Branch Manager Signature (If required by Broker-Dealer) Date 7. Electronic Delivery Form (Optional) Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Brookfield Real Estate Income Trust Inc. If you would like to consent to electronic delivery, including pursuant to email, initial the box below for this election. We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize us to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available. You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials. I consent to electronic delivery Initials Email If blank, the email provided in Section 4 or Section 3A will be used.

## 8. Subscriber Representations

Brookfield Real Estate Income Trust Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Brookfield Real Estate Income Trust Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf.

**Note: All Items Must Be Read and Initialed**

In order to induce Brookfield Real Estate Income Trust Inc. to accept this subscription, I hereby represent and warrant to you as follows:

| | | | |
|---|---|---|---|
| (a) | I have received a copy of the final Prospectus. | *Initials* | *Initials* |
| (b) | I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. | *Initials* | *Initials* |
| (c) | In addition to the general suitability requirements described above in 8(b), I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." | *Initials* | *Initials* |
| (d) | I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. | *Initials* | *Initials* |
| (e) | I am purchasing the Shares for my own account. | *Initials* | *Initials* |
| (f) | I understand that the transaction price per share at which my investment will be executed will be made available at *www.brookfieldREIT.com* and in a prospectus supplement filed with the SEC, available at *www.sec.gov.* | *Initials* | *Initials* |
| (g) | I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Brookfield Real Estate Income Trust Inc.'s toll-free, automated telephone line, (833) 625-7348. | *Initials* | *Initials* |
| (h) | If I am not an **Alabama, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Texas, Vermont or Washington** resident, I acknowledge that I will be automatically enrolled in the distribution reinvestment plan unless I elect in Section 5 of this subscription agreement to receive my distributions in cash. | *Initials* | *Initials* |
| (i) | I am an **Alabama** resident, my investment in Brookfield Real Estate Income Trust Inc. and its affiliates may not exceed 10% of my liquid net worth. | *Initials* | *Initials* |
| (j) | If I am a **California** resident, my investment in Brookfield Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth. | *Initials* | *Initials* |
| (k) | If I am an **Idaho** resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in Brookfield Real Estate Income Trust Inc. may not exceed 10% of my liquid net worth. | *Initials* | *Initials* |
| (l) | If I am an **Iowa** resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my net worth. | *Initials* | *Initials* |

SAMPLE

C-5

C-6 (m) If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and other non-traded real estate investment trusts to not more than 10% of such investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities. (n) If I am a Kentucky resident, my investment in Brookfield Real Estate Income Trust Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. Initials Initials (o) If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. Initials Initials (p) If I am a Massachusetts resident, my investment in Brookfield Real Estate Income Trust Inc. and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. Initials Initials (q) If I am a Missouri resident, no more than 10% of my liquid net worth may be invested in the securities of Brookfield Real Estate Income Trust Inc. Initials Initials (r) If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded REITs may not exceed 10% of my net worth. Initials Initials (s) If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my investment in Brookfield Real Estate Income Trust Inc., and its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. New Jersey investors are advised that the Class T and Class S shares will, with limited exceptions, be subject to upfront selling commissions and/or dealer manager fees of up to 3.5% and Class D shares will, with limited exceptions, be subject to upfront selling commissions of up to 1.5%, which, in each case, will reduce the amount of the purchase price that is available for investment. New Jersey investors are also advised that Brookfield Real Estate Income Trust Inc. will pay stockholder servicing fees, subject to certain limits, with respect to outstanding Class T, Class S and Class D shares in an annual amount equal to 0.85%, 0.85% and 0.25%, respectively, of the aggregate NAV of the outstanding Class T, Class S or Class D shares. The stockholder servicing fees will reduce the NAV or, alternatively, the amount of distributions that are paid with respect to Class T, Class S and Class D shares. Stockholder servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, which may cause the NAV per share for our share classes to be different. No upfront selling commissions, dealer manager fees or ongoing stockholder servicing fees are paid with respect to Class I shares. Your financial advisor may charge a separate wrap account or similar fee with respect to Class I shares or Class D shares. (t) If I am a New Mexico resident I must limit my investment in Brookfield Real Estate Income Trust Inc., its affiliates and other non-traded real estate investment trusts to 10% of my net worth. Initials Initials Initials Initials (u) If I am a North Dakota resident, I have a net worth of at least 10 times my investment in Brookfield Real Estate Income Trust Inc. Initials Initials (v) If I am an Ohio resident, my investment in Brookfield Real Estate Income Trust Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprises cash, cash equivalents, and readily marketable securities. (w) If I am an Oregon resident, my investment in Brookfield Real Estate Income Trust Inc. and its affiliates may not exceed 10% of my liquid net worth. Initials Initials Initials Initials (x) If I am a Pennsylvania resident, my investment in Brookfield Real Estate Income Trust Inc. may not exceed 10% of my net worth. Initials Initials

| | | Initials | Initials |
|---|---|---|---|
| (y) | If I am a **Puerto Rico** resident, my investment in Brookfield Real Estate Income Trust Inc., its affiliates and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities. | | |
| | | Initials | Initials |
| (z) | If I am a **Tennessee** resident, I have a liquid net worth of at least 10 times my investment in Brookfield Real Estate Income Trust Inc. | | |
| | | Initials | Initials |
| (aa) | If I am a Vermont resident and I am not an "accredited investor" as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities | | |

For purposes of the acknowledgments above, an affiliate of Brookfield Real Estate Income Trust Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Brookfield Real Estate Income Trust Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Brookfield Real Estate Income Trust Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Brookfield Real Estate Income Trust Inc., including any partnership in which Brookfield Real Estate Income Trust Inc. is a general partner or the sole member of a general partner; and (iv) any executive officer, director, trustee or general partner of Brookfield Real Estate Income Trust Inc.

If you do not have another broker-dealer or other financial intermediary introducing you to Brookfield Real Estate Income Trust Inc., then the Dealer Manager may be deemed to be acting as your broker of record in connection with any investment in Brookfield Real Estate Income Trust Inc. For important information in this respect, *see* Section 6 above. **I declare that the information supplied above is true and correct and may be relied upon by Brookfield Real Estate Income Trust Inc. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and repurchase information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Brookfield Real Estate Income Trust Inc. at the number indicated below.**

SAMPLE

## 9. Tax Information and Subscriber Signature

This section summarizes certain U.S. Federal income tax restrictions applicable to Brookfield Real Estate Income Trust Inc., an entity that has elected to be a real estate investment trust under the Code (a "**REIT**") and includes information for the Subscriber and the Subscriber's tax adviser to review and complete with regard to the tax status of the individual or entity in whose name the investment will be held.

An entity formed as a REIT cannot maintain its REIT status if it is "closely held." A REIT will be treated as closely held if, during the last half of a taxable year, five or fewer investors classified as "individuals" are treated as the beneficial owners of more than 50% of the equity of the REIT. In the case of a Subscriber that is an entity (an "**Entity Subscriber**"), the beneficial owners of the Entity Subscriber may, in turn, be considered beneficial owners of Brookfield Real Estate Income Trust Inc. Although Brookfield Real Estate Income Trust Inc. expects that the number of Subscribers and the tax status of the Entity Subscribers will enable Brookfield Real Estate Income Trust Inc. to avoid being treated as closely held, Brookfield Real Estate Income Trust Inc. needs to understand the tax status of each Subscriber in order to confirm that Brookfield Real Estate Income Trust Inc. will not be closely held.

The following is a description of the rules defining the terms "**Individual**" and "**Beneficial Ownership**" as used in this Section 9 and a brief summary of how such rules may apply to most typical Subscribers. The term "**Individual**" means an individual within the meaning of Code Section 542(a)(2), as modified by Code Section 856(h)(3). Natural persons and the following organizations are treated as Individuals for these purposes:

- A pension trust under Code Section 501(c)(17) (a trust that provides for payment of supplemental unemployment compensation);
- A private foundation under Code Section 509(a); and
- A trust permanently set aside or used for charitable purposes as described in Code Section 642(c) (charitable trusts for estate planning purposes).

C-7

C-8 In general, all other entities are not treated as Individuals. The term “Beneficial Ownership” means the ownership of shares of stock of Brookfield Real Estate Income Trust Inc., directly or indirectly, by an entity or Individual for purposes of Code Section 542(a)(2), taking into account the constructive ownership rules of Code Section 544, as modified by Code Section 856(h)(1)(B). In general, this means that shares of stock of Brookfield Real Estate Income Trust Inc. held, directly or indirectly, by or for (i) a corporation, partnership, estate, or trust shall be considered as owned directly proportionately by its shareholders, partners or beneficiaries, and (ii) a natural person’s spouse, brothers, sisters, ancestors and lineal descendants are treated as owned by that person. In addition, if any entity or Individual has an option to acquire shares of stock of Brookfield Real Estate Income Trust Inc. (or an option to acquire such an option or one of a series of such options), such shares of stock of Brookfield Real Estate Income Trust Inc. shall be treated as owned by such entity or Individual. Under these rules, each Subscriber will be treated as Beneficially Owning its proportionate share of the stock of Brookfield Real Estate Income Trust Inc.. Moreover, in the case of a Subscriber that is not an Individual, each beneficial owner of the Subscriber will be treated as Beneficially Owning its proportionate share of Brookfield Real Estate Income Trust Inc. stock held, directly or indirectly, by the Subscriber. As used in this Section 9, the terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” have correlative meanings. A. SUBSCRIBER TAX STATUS Please confirm with a tax adviser the status and Beneficial Ownership of the Individual or entity making the investment in Brookfield Real Estate Income Trust Inc. and then check the category applicable to your status: (a) ‘ The Subscriber is a natural person and either: (i) ‘ none of the Subscriber’s spouse, brothers or sisters (whether by whole or half-blood), ancestors or lineal descendants Beneficially Owns an interest in Brookfield Real Estate Income Trust Inc.; or (ii) ‘ the name of each related person described in clause (i) are disclosed in Section 9(C) below. (b) ‘ The Subscriber is a trust described in Code Section 401(a) and exempt from tax under Code Section 501(a) and either: (i) ‘ no beneficiary holds an actuarial interest in the Subscriber in excess of 1%; or (ii) ‘ a beneficiary holds an actuarial interest in the Subscriber of more than 1% but not in excess of 10%. (c) ‘ The Subscriber is a private foundation within the meaning of Code Section 509(a). (d) ‘ The Subscriber is a trust described in Code Section 501(c)(17) (a trust providing for payment of supplemental unemployment compensation benefits). (e) ‘ The Subscriber is a trust permanently set aside for a charitable or other purpose as described in Code Section 642(c). (f) ‘ The Subscriber is a public charity exempt from tax under Code Section 501(c)(3). (g) ‘ The Subscriber is a governmental plan within the meaning of Code Section 414(d) and either: (i) ‘ no beneficiary holds an actuarial interest in the Subscriber in excess of 1%; or (ii) ‘ a beneficiary holds an actuarial interest in the Subscriber of more than 1% but not in excess of 10%. (h) ‘ The Subscriber is a voluntary employees’ beneficiary association described in Code Section 501(c)(9) and either: (i) ‘ no beneficiary holds an interest in the Subscriber in excess of 1%; or (ii) ‘ a beneficiary holds an interest in the Subscriber of more than 1% but not in excess of 10%. (i) ‘ The Subscriber is a corporation, limited liability company or partnership not otherwise described in paragraphs (a) through (h) and either: (i) ‘ no Individual Beneficially Owns more than 1% of the interests in the Subscriber; (ii) ‘ an Individual Beneficially Owns more than 1% of the interests in the Subscriber, but no Individual Beneficially Owns more than 10% of the interests in the Subscriber; or (iii) ‘ neither (i) nor (ii) applies, in which case the Subscriber must complete Section 9(B) below. (j) ‘ The Subscriber is a trust or estate not otherwise described in paragraphs (a) through (h) and the statements in clause (i), (ii), (iii) or (iv) checked below apply: (i) ‘ each beneficiary of the Subscriber (a “Beneficiary”) and, if the Subscriber is a grantor trust, each grantor of the Subscriber (a “Grantor”) is a natural person and at least two of such Beneficiaries and/or Grantors are related persons as described in paragraph (a)(i) of this Section 9(A); and either (A) ‘ no Beneficiary or Grantor described in clause (i) is a related person within the meaning of paragraph (a)(i) of this Section 9(A) with respect to another Subscriber, Beneficiary of another Subscriber or Grantor of another Subscriber; or (B) ‘ the names of all related persons described in clause (A), their status as Beneficiary or Grantor and such persons’ relationship to the Subscriber, the Beneficiary and/or the Grantor (as applicable) are disclosed in Section C below; (ii) ‘ no Individual will Beneficially Own, directly or indirectly, more than 1% of the interests in the Subscriber; (iii) ‘ if an Individual will Beneficially Own, directly or indirectly, more than 1% of the interests in the Subscriber, no Individual will Beneficially Own, directly or indirectly, more than 10% of the interests in the Subscriber; or (iv) ‘ neither (i), (ii) nor (iii) applies, in which case the Subscriber must complete Section 9(B) below.

C-9 B. SUBSCRIBER TAX STATUS NOT DESCRIBED IN SECTION 9(A) ABOVE If the Subscriber is not classified in any of the categories set forth in paragraphs (a) through (j) of Section 9(A) above, or if the Subscriber indicated that paragraph (i)(iii) or paragraph (j)(iv) of Section A applies to the Subscriber, the Subscriber must complete paragraphs (a) and (b) of this Section B below. In addition, the Subscriber must provide any additional information that Brookfield Real Estate Income Trust Inc. may request in order to ascertain whether more than 50% of the equity of Brookfield Real Estate Income Trust Inc. may be held by five or fewer Individuals. (a) Please describe the Subscriber’s tax status under the Code (e.g., corporation, partnership, grantor trust): (b) Please attach a statement describing the number of Beneficial Owners of the Subscriber, such Beneficial Owners’ relative interests in the Subscriber, and the relationships, if any, among the Subscriber’s beneficial owners. (c) To the best of the Subscriber’s knowledge, as of the date hereof, are the Beneficial Owners of the Subscriber (disregarding the current investment) currently investors in Brookfield Real Estate Income Trust Inc. either directly or indirectly? ‘ Yes ‘ No If “Yes,” on the statement required pursuant to clause (b) above, please identify any such other investor and describe each such Beneficial Owners’ cumulative interest in Brookfield Real Estate Income Trust Inc. (disregarding the current investment) based on such direct and indirect ownership. C. AFFILIATES (a) To the best of the Subscriber’s knowledge, is the Subscriber affiliated with or related to any other investor in Brookfield Real Estate Income Trust Inc.? ‘ Yes ‘ No If “Yes,” please identify any such other investor and provide details of the affiliation: Name Affiliation Name Affiliation Name Affiliation (If the space provided is insufficient, please refer to and attach a separate list in response.) (b) In the case of a Subscriber that is a trust described in Code Section 401(a) and exempt from tax under Code Section 501(a), the Subscriber certifies that no “disqualified person” (as defined in Code Section 4975(e)(2), without regard to subparagraphs (B) and (I) thereof) with respect to such Subscriber holds, directly or indirectly, any interest in Brookfield Real Estate Income Trust Inc. D. CERTAIN CERTIFICATIONS RELATED TO DOMESTICALLY CONTROLLED REIT STATUS: For purposes of this Part D: “Foreign Ownership Percentage” means, with respect to you as of the date of this Subscription Agreement, the portion of your interest in Brookfield Real Estate Income Trust Inc. that is held by Foreign Persons directly or indirectly through any one or more U.S. Persons. “Foreign Person” means a “foreign person” for purposes of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and includes (i) any nonresident alien individual, (ii) any corporation or partnership that is not created or organized in the United States or under the law of the United States or of any state (unless, in the case of a partnership, applicable Treasury regulations provide otherwise), (iii) any Foreign Estate, and (iv) any trust other than a Domestic Trust. “U.S. Individual” means an individual that is a U.S. Person. “U.S. Person” means a “United States person” as defined by Code Section 7701(a)(30) and includes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or of any State (unless, in the case of a partnership, the Secretary provides otherwise by regulations), (iii) any estate other than a Foreign Estate, and (iv) a Domestic Trust. Under penalties of perjury, I certify that: (check only one) (a) ‘ The Subscriber is a Foreign Person. (b) ‘ The Subscriber is U.S. Person. If the Subscriber is a U.S. Person and not a U.S. Individual, the Subscriber represents that: (i) the Subscriber’s Foreign Ownership Percentage does not (and will not) exceed % (please provide your Foreign Ownership Percentage); and (ii) the Subscriber will promptly notify Brookfield Real Estate Income Trust Inc. in writing upon any change in its Foreign Ownership Percentage E. CERTAIN FIRPTA CERTIFICATIONS (required for U.S. investors): Under penalties of perjury, I certify that the address shown on this Subscription Agreement is my home address (in the case of an individual) or office address (in the case of an entity) and that I am not a foreign person.

C-10 F. SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors): Under penalties of perjury, I certify that: (1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; (3) I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and (4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. G. SUBSCRIBER SIGNATURE(S) X X Signature of Investor Date Signature of Co-Investor or Custodian (If applicable) (MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY) Date 10. Miscellaneous If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Brookfield Real Estate Income Trust Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify Brookfield Real Estate Income Trust Inc. and the Broker-Dealer in writing. No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase. All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Brookfield Real Estate Income Trust Inc. Return to: DST Systems, Inc. PO Box 219663 Kansas City, MO 64121 Overnight Address: DST Systems, Inc. 430 W 7th St. Suite 219349 Kansas City, MO 64105 Toll Free Number: (833) 625-7348 Brookfield Real Estate Income Trust Inc. Investor Relations: (833) 625-7348